BLACKROCK PETROLEUM CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: BRPC- OTCBB

News Release

BLACKROCK ENTERS INTO FARMOUT AND PARTICIPAITON AGREEMENT

March 17, 2008

Las Vegas, Nevada - Blackrock Petroleum Corp. (OTCBB: BRPC) (the “Company”) is pleased to announce that on March 10, 2008, it entered into a Farmout and Participation Agreement (the “Farmout Agreement”), which is effective as of February 26, 2008, with Montello Resources (USA) Ltd., a subsidiary of Montello Resources Ltd. (TSX-V: MEO), Park Place Energy Corp. (OTCBB: PRPL), an Alberta corporation, and Austin Developments Corp. (TSX-V: AUL), an Alberta corporation, with respect to two test wells on the oil and gas lease dated December 22, 2007 between Southeast Ventures, Inc., as lessor, and Montello Resources (USA) Ltd., as lessee, located in Morgan County, Tennessee. Under the Farmout Agreement the participating interests are as follows: Montello Resources (USA) Ltd., as operator, is paying 15% of all costs associated with the test wells to earn a 35% interest in the associated production spacing units; Austin Developments Corp. is paying 20% of the costs to earn a 30% interest; Park Place Energy Corp. is paying 5% of the costs to earn a 5% interest; and the Company is paying 60% of the costs to earn a 30% interest.

The first test well, Morgan Highpoint # 3, located in Morgan County, Tennessee is strategically located approximately one mile west of the John Bowen # 1 & # 2 Wells and one mile north-west of the Howard White # 1 Well. From a geological standpoint this is significant as the Howard White # 1 Well, that was drilled in 2002, resulted in a blowout flowing over 500 barrels/hour of light crude oil (12,000 barrels of oil per day for two days) before being capped. Environmental and legal issues relating to the blowout have to date precluded the re-drilling of the Howard White # 1 Well.

After encountering hydrocarbons below the intermediate casing in the Morgan Highpoint #3 test well, as a precautionary measure, Montello, the operator, has secured the well and suspended operations. The drilling rig has been released and moved to the second test well location, which is named Morgan Highpoint # 4. The Morgan Highpoint #4 test well, which is located approximately half a mile south of the suspended Morgan Highpoint #3 test well, has been spudded on March 10, 2008.

Montello, the operator, is now in the process of mobilizing additional safety and under balanced equipment to be placed on the Morgan Highpoint # 3 test well after which drilling operations will recommence.

On behalf of the Board of Directors,

Blackrock Petroleum Corp.

Edmund Leung
Director

For more information contact:
Investor Relations
Tel: 1-866-446-1869

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Blackrock Petroleum Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Blackrock Petroleum Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Blackrock Petroleum Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.